UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 22, 2005

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 22, 2005, we entered into an amendment (the “Amendment”) to each of (1) the Amended and Restated Credit Agreement, dated as of February 9, 2001 (as amended, the “Credit Agreement”), among our subsidiaries, FiberNet Operations, Inc. and Devnet L.L.C., (together, the “Borrowers”), the financial institutions party to the Credit Agreement as lenders (collectively, the “Lenders”), Deutsche Bank AG New York Branch, as administrative agent for the Lenders (the “Administrative Agent”), TD Securities (USA) Inc., as syndication agent for the Lenders, and Wachovia Investors, Inc., as documentation agent for the Lenders, and (2) the Amended and Restated Parent Guaranty Agreement, dated as of February 9, 2001 (as amended, the “Parent Guaranty Agreement”), by us in favor of the Administrative Agent.

The Amendment provides for the deferral by the Borrowers of all payments of principal of the loans pursuant to the Credit Agreement due on each of March 31, 2005, June 30, 2005, September 30, 2005 and December 31, 2005 until March 31, 2006. In addition, the Amendment alters certain covenants related to minimum revenues and EBIDTA amounts, expenditure amounts and required leverage and interest coverage ratios.

The Amendment also requires us, on or prior to June 23, 2005, to issue equity securities in an amount sufficient to result in net proceeds of at least $6,500,000 pursuant to a securities purchase agreement in form and substance satisfactory to the Administrative Agent and the Lenders.

As a condition to entering into the Amendment, the Company has agreed to pay a $50,000 fee to the Administrative Agent and to reprice a total of 496,231 of previously issued and outstanding warrants held by the Lenders to $0.01 within 15 days of the execution of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Edward Granaghan
Name:	Edward Granaghan
Title:	Senior Vice President—Finance and
Chief Financial Officer

Date: March 25, 2005